SCHEDULE 14A

(Rule 14a-101)

INFORMATION REQUIRED IN PROXY STATEMENT

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the
Securities Exchange Act of 1934 (Amendment No. )

Filed by the Registrant [X]
Filed by a Party other than the Registrant [ ]

Check the appropriate box:
[ ]	Preliminary Proxy Statement	[ ]	Soliciting Material Under Rule 14a-12
[ ]	Confidential, For Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
[X]	Definitive Proxy Statement
[ ]	Definitive Additional Materials

Lyris, Inc.
(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if Other Than the Registrant)

Payment of Filing Fee (Check the appropriate box):
[X]	No fee required.
[ ]	Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and 0-11.
	1)	Title of each class of securities to which transaction applies:

	2)	Aggregate number of securities to which transaction applies:

	3)	Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):

	4)	Proposed maximum aggregate value of transaction:

	5)	Total fee paid:

[ ]	Fee paid previously with preliminary materials:
[ ]
Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the form or schedule and the date of its filing.

	1)	Amount previously paid:

	2)	Form, Schedule or Registration Statement No.:

	3)	Filing Party:

	4)	Date Filed:

LYRIS, INC.
6401 Hollis St., Suite 125
Emeryville, CA 94608-1090

January 7, 2013

Dear Stockholder:

     You are cordially invited to attend the annual meeting ( “Annual Meeting”) of stockholders of Lyris, Inc. to be held on Thursday February 7, 2013 at 10:00 a.m., local time, at the Lyris offices at 6401 Hollis St., Suite 125, Emeryville, CA 94608.

     Details regarding admission to the Annual Meeting and the business to be conducted are described in the accompanying Notice of Annual Meeting and Proxy Statement (“Proxy Statement”). Included with the Proxy Statement is a copy of our 2012 Annual Report.

     Your vote is important. Whether or not you expect to attend the Annual Meeting, we encourage you to read the enclosed Proxy Statement and vote on the items presented. You may vote by mailing a completed enclosed proxy card and returning the enclosed proxy as promptly as possible. Your vote by proxy will ensure your representation at the Annual Meeting.

     Thank you for your ongoing support of Lyris, Inc. We look forward to seeing you at our Annual Meeting.

Very truly yours,

/s/ Wolfgang Maasberg
Wolfgang Maasberg
Chief Executive Officer

Emeryville, California
January 7, 2013

LYRIS, INC.
6401 Hollis St., Suite 125
Emeryville, CA 94608-1090
____________________

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

Time:	10:00 a.m., Thursday, February 7, 2013

Place:	6401 Hollis St., Suite 125, Emeryville, California 94608

Record Date:	December 14, 2012

     Matters to be voted upon:

  Election of two Class II directors, Roy Camblin and Christopher Harrington, for terms expiring at the 2016 annual meeting of stockholders;

  Ratification our Audit Committee’s appointment of Burr Pilger Mayer, Inc. as our independent registered public accounting firm for the fiscal year ending June 30, 2013;

  Advisory Vote on executive compensation;

  Advisory Vote on the frequency with which an advisory vote on executive compensation should be held; and

  Any other business as may be properly brought before the annual meeting or any adjournments or postponements thereof, pursuant to our bylaws.

     The foregoing items of business are more fully described in the Proxy Statement accompanying this Notice.

     Only stockholders of record at the close of business on the Record Date are entitled to notice of, and to vote at, the Annual Meeting. A list of stockholders entitled to vote at the Annual Meeting will be available for inspection by any stockholder for any purpose germane to the Annual Meeting during ordinary business hours for the ten days preceding the Annual Meeting at our offices at the address on this notice and at the Annual Meeting. This notice of meeting and accompanying proxy statements are first being sent to our stockholders on or about January 7, 2013.

     Important notice regarding the availability of proxy materials for the 2013 Annual Meeting of stockholders. The proxy statement and our 2012 annual report to stockholders, which includes our Annual Report on Form 10-K for the fiscal year ended June 30, 2012, are available at www.lyris.com under “Company,” then “Investor Relations,” under “SEC Filings,” then “10-K Annual Report” and “DEF 14A Definitive Proxy Statement”

By Order of the Board of Directors,
/s/Deborah C. Eudaley
Deborah C. Eudaley
Secretary

January 7, 2013

YOUR VOTE IS IMPORTANT
All stockholders are cordially invited to attend the Annual Meeting in person. Whether or not you expect to attend the meeting, please complete, date, sign and return the enclosed proxy as promptly as possible in order to ensure representation at the meeting, in the enclosed postage paid envelope, for your convenience. Returning your proxy will help us assure that a quorum will be present at the meeting and avoid the additional expense of duplicate proxy solicitations. Even if you have voted by proxy, you may still vote in person if you attend the meeting.

LYRIS, INC
6401 Hollis St., Suite 125
Emeryville, CA 94608-1090

____________________

PROXY STATEMENT

ANNUAL MEETING OF STOCKHOLDERS

To be held at 10:0 a.m., on Thursday, February 7, 2013
at our offices at 6401 Hollis St., Suite 125, Emeryville, California 94608

____________________

     We are furnishing this proxy statement to our stockholders in connection with the 2013 Annual Meeting of Stockholders.

     Our Board of Directors is soliciting the proxy of our stockholders to vote their shares at the annual meeting. These proxy materials have been prepared by our management for the Board of Directors. This proxy statement and the accompanying form of proxy are first being sent to our stockholders on or about January 7, 2013.

     The mailing address for our principal executive office is 6401 Hollis St., Suite 125, Emeryville, CA 94608-1090.

____________________

PROCEDURAL MATTERS

SOLICITATION AND REVOCABILITY OF PROXIES

     The Board of Directors (“Board of Directors”) of Lyris, Inc. (“Lyris” or the “Company”) requests your proxy for use at the annual meeting (“Annual Meeting”) of our stockholders to be held on Thursday, February 7, 2013 at 10:00 a.m. local time, at our offices at 6401 Hollis St., Suite 125, Emeryville, California 94608, and at any adjournment or postponement thereof. By signing and returning the enclosed proxy (“Proxy”), you authorize the persons named on the Proxy to represent you and to vote your shares at the annual meeting. This Proxy Statement and the form of Proxy were first mailed to our stockholders on January 7, 2013.

     This solicitation of proxies is made by the Board of Directors and will be conducted primarily by mail. Officers, directors and employees may solicit proxies personally or by telephone, telegram or other forms of electronic, wire or facsimile communication. We may also request banking institutions, brokerage firms, custodians, nominees and fiduciaries to forward solicitation material to the beneficial owners of our common stock, par value $0.01 per share (“Common Stock”) that those companies hold of record. The costs of the solicitation, including reimbursement of such forwarding expenses, will be paid by us.

     If you attend the Annual Meeting, you may vote in person. If you are not present at the Annual Meeting, your shares can be voted only if you have returned a properly signed Proxy or are represented by another Proxy. You may revoke your Proxy at any time before it is exercised at the Annual Meeting by (a) signing and submitting a later-dated Proxy to our corporate Secretary, (b) delivering written notice of revocation of the Proxy to our corporate Secretary, or (c) voting in person at the Annual Meeting. In the absence of any such revocation, shares represented by the persons named on the Proxies will be voted at the Annual Meeting.

VOTING AND QUORUM

     The voting securities we currently have outstanding are shares of our Common Stock and Series A Preferred Stock. The Series A Preferred stock shall vote together with the holders of the Common Stock on an as-converted basis on all matters brought before the Annual Meeting. As of the close of business on December 14, 2012 (“Record Date”), there were 9,554,858 shares of Common Stock outstanding and 2,000,000 shares of Series A Preferred Stock entitled to be voted at the Annual Meeting.

     Each outstanding share of Common Stock is entitled to one vote. The presence, in person or by proxy, of a majority of the shares of Common Stock issued and outstanding and entitled to vote as of the Record Date shall constitute a quorum at the Annual Meeting. If a quorum is not present, in person or by proxy, at the Annual Meeting or any adjournment thereof, the Chairman of the Annual Meeting or the holders of a majority of the Common Stock entitled to vote who are present or represented by proxy at the Annual Meeting may adjourn the Annual Meeting until a quorum is present. At any such adjourned meeting at which a quorum is present, in person or by proxy, any business may be transacted that may have been transacted at the Annual Meeting had a quorum originally been present; provided that, if the adjournment is for more than 30 days or if after the adjournment a new record date is fixed for the adjourned meeting, notice of the adjourned meeting shall be given to each stockholder of record entitled to vote at the adjourned meeting. Abstentions and broker non-votes will count in determining if a quorum is present at the Annual Meeting. A broker non-vote occurs if a broker or other nominee attending the meeting in person or submitting a Proxy does not have discretionary authority and has not received voting instructions with respect to a particular item.

PROPOSAL ONE

ELECTION OF TWO CLASS II DIRECTORS

     The Board of Directors has designated Roy Camblin and Christopher Harrington as nominees for election as Class II directors of the Company at the Annual Meeting (“Nominees”). Each Nominee currently serves as a Class II director. If elected, a Nominee will serve until the expiration of his term at the 2016 annual meeting of stockholders, and until his respective successor is elected and qualified, or until his earlier death, resignation or removal from office. For information about the Nominees, see “Directors.”

     The Board of Directors has approved the nomination of the Nominees, and each nominee has consented to serve if elected by the stockholders. The Board of Directors has no reason to believe that a Nominee will be unable or unwilling to serve if elected. If a Nominee becomes unable or unwilling to serve, your Proxy will be voted for the election of a substitute nominee recommended by the current Board of Directors.

Required Vote and Recommendation

     The election of directors requires the affirmative vote of a plurality of the shares of Common Stock present or represented by proxy and entitled to vote at the Annual Meeting. Accordingly, under Delaware law and our Certificate of Incorporation and Bylaws, abstentions and broker non-votes will not have any effect on the election of a particular director. Unless otherwise instructed or unless authority to vote is withheld, the enclosed Proxy will be voted for the election of the Nominees.

     The Board of Directors recommends that the stockholders vote “FOR” the election of the Nominees.

PROPOSAL TWO

RATIFICATION OF SELECTION OF INDEPENDENT AUDITORS

     On November 1, 2012, the Audit Committee of the Board of Directors (“Audit Committee”) selected Burr Pilger Mayer, Inc. (“BPM”) to serve as our independent registered public accounting firm for the fiscal year ending June 30, 2013. Representatives of BPM, which also served as the Company’s independent auditors for the fiscal year ended June 30, 2012, are not expected to be present at the Annual Meeting, will not make a statement at the Annual Meeting, and will not be available to respond to questions.

     The Audit Committee has the responsibility for selecting our independent registered public accounting firm, and stockholder ratification is not required by law or otherwise. However, the selection is being submitted for ratification at the Annual Meeting with a view towards soliciting the stockholders’ opinion, which the Audit Committee will take into consideration in future deliberations. If the selection of BPM as our independent registered public accounting firm is not ratified at the Annual Meeting, the Audit Committee will consider the engagement of other independent registered public accounting firms without the approval of our stockholders whenever the Audit Committee deems termination necessary or appropriate.

Required Vote and Recommendation

     Ratification of the selection of BPM as our independent registered public accounting firm for the fiscal year ending June 30, 2013, requires the affirmative vote of a majority of the shares of Common Stock present or represented by proxy and entitled to vote at the Annual Meeting. Under the rules that govern brokers who have record ownership of shares that are held in street name for their clients, who are the beneficial owners of the shares, brokers have the discretion to vote such shares on routine matters, which include ratifying the appointment of independent registered public accounting firm. Therefore, if you do not otherwise instruct your broker, the broker may turn in a proxy voting your shares “FOR” the ratification of BPM. Under Delaware law and our Certificate of Incorporation and Bylaws, abstentions will be counted for purposes of determining quorum. An abstention will have the same legal effect as a vote against the ratification of BPM. Unless otherwise instructed on the proxy or unless authority to vote is withheld, the enclosed proxy will be voted for the ratification of BPM as our independent auditors for the fiscal year ending June 30, 2013.

     The Board of Directors recommends that stockholders vote “FOR” the ratification of the selection of Burr Pilger Mayer, Inc. as the Company’s independent registered public accounting firm for the fiscal year ending June 30, 2013.

PROPOSAL THREE

ADVISORY VOTE ON EXECUTIVE COMPENSATION

     The Dodd-Frank Wall Street Reform and Consumer Protection Act of 2010, or the Dodd-Frank Act, enables stockholders to vote to approve, on an advisory (nonbinding) basis, the compensation of our named executive officers as disclosed in this proxy statement in accordance with applicable Securities and Exchange Commission (“SEC”) rules. This vote, commonly known as a “say-on-pay” vote, provides stockholders with the opportunity to express their views on our executive officers’ compensation.

     Our Compensation Committee believes that the most effective executive compensation program is one that is designed to reward achievement and that aligns executives’ interests with those of stockholders by rewarding performance, with the ultimate objective of improving stockholder value and building a sustainable company. The Committee also seeks to ensure that we maintain our ability to attract and retain superior employees in key positions and that the compensation provided to key employees remains competitive relative to the compensation paid to similarly situated executives of a selected group of our peer companies and the broader marketplace from which we recruit and compete for talent.

     We are asking you to indicate your support for the compensation of our named executive officers as described in this Proxy Statement. This vote is not intended to address any specific item of compensation, but rather the overall compensation of our named executive officers and the philosophy, policies and practices described in this Proxy Statement. Accordingly, we are asking you to vote, on an advisory basis, “For” the following resolution at the Annual Meeting:

“RESOLVED, that the compensation paid to the company’s named executive officers, as disclosed pursuant to Item 402 of Regulation S-K, including the Compensation Discussion and Analysis, compensation tables and narrative discussion set forth on pages 16 to 25 of this proxy statement, is hereby approved.”

     While the results of this advisory vote are not binding, our Board of Directors and the Compensation Committee will consider the outcome of the vote in deciding whether to take any action as a result of the vote and when making future compensation decisions for named executive officers.

Required Vote and Recommendation

     The advisory vote on executive compensation requires the affirmative vote of a majority of the shares of Common Stock present or represented by proxy and entitled to vote at the Annual Meeting. Under Delaware law and our Certificate of Incorporation and Bylaws, abstentions and broker non-votes will be counted for purposes of determining quorum. An abstention will have the same legal effect as a vote against the advisory vote on compensation, and each broker non-vote will not be counted as entitled to vote on the proposal and will have no effect on the outcome of the proposal. Unless otherwise instructed on the proxy or unless authority to vote is withheld, the enclosed proxy will be voted for the advisory vote on executive compensation.

     The Board of Directors recommends that stockholders vote “FOR” the advisory vote on executive compensation.

PROPOSAL FOUR

ADVISORY VOTE ON THE FREQUENCY WITH WHICH THE ADVISORY VOTE ON EXECUTIVE
COMPENSATION SHOULD BE HELD

     The Dodd-Frank Act also enables stockholders to indicate how frequently we should conduct advisory stockholder votes on our executive compensation, such as the vote under Proposal 3 of this proxy statement. On the proxy distributed with this proxy statement, stockholders have the opportunity to indicate whether they prefer an advisory vote on executive officer compensation every one, two or three years.

     After careful consideration, our Board of Directors has determined that it believes a stockholder advisory vote on executive compensation that is conducted every year is the appropriate approach for Lyris at this time, and therefore the Board of Directors recommends that you vote for a one-year interval for the advisory vote on executive compensation. An annual advisory vote on executive compensation will allow our stockholders to provide input on our compensation philosophy, policies and practices as disclosed in the proxy statement every year.

     You may cast your vote on your preferred voting frequency by choosing the option of one year, two years or three years, or abstain from voting when you indicate your preference in response to the resolution set forth below.

“RESOLVED, that the compensation of the company’s named executive officers be submitted to the shareholders of the company for an advisory vote: (a) every year; (b) every two years; or (c) every three years.”

     You are not voting to approve or disapprove our Board of Directors’ recommendation.

     While this advisory vote on the frequency of the “say-on-pay” vote is non-binding, our Board of Directors and Compensation Committee will give careful consideration to the outcome of this vote when considering the frequency of future “say-on-pay” votes.

Required Vote and Recommendation

     The advisory vote on the frequency with which the advisory vote on executive compensation should be held – every one, two, or three years, receiving the largest number of the shares of Common Stock present or represented by proxy and entitled to vote at the Annual Meeting will be regarded as the frequency that stockholders approve. Under Delaware law and our Certificate of Incorporation and Bylaws, abstentions and broker non-votes will be counted for purposes of determining quorum. Abstentions and each broker non-vote will have no effect on the outcome of the proposal. Unless otherwise instructed on the proxy or unless authority to vote is withheld, the enclosed proxy will be voted for the advisory vote on executive compensation.

     The Board of Directors recommends a vote of “ONE YEAR” for the frequency of stockholder vote to approve the compensation of executive directors.

EXECUTIVE OFFICERS

     The executive officers, as listed below, were appointed by the Board of Directors to serve in such capacities until their respective successors have been duly appointed and qualified, or until their earlier death, resignation or removal from office.

     Wolfgang Maasberg, age 40 was appointed our Chief Executive Officer in August, 2010. He also serves on our Board. Prior to joining us, Mr. Maasberg served as Vice President Sales, Americas, of the Omniture business unit at Adobe Systems since its January, 2010 acquisition of Omniture. From May, 2005 to January, 2010, Mr. Maasberg served in various senior sales management positions at Omniture, including most recently as Senior Vice President Sales, Americas. Prior to Omniture he held sales and sales leadership responsibilities at Coremetrics, Inc., a provider of web analytics software, where he finished as Regional Vice President of Sales, North America. Mr. Maasberg began his career at Dell Computer in 1997 and in 2000 joined FIT Technologies, an information technology company, as Vice President of Sales. Mr. Maasberg attended University of Northern Colorado on a football scholarship before being injured; he then attended junior college in Texas and Colorado State University, before joining Dell Computer to start his career.

     Deborah Eudaley, age 54 was appointed our Chief Financial Officer in November, 2011 and our Chief Operating Officer on November 1, 2012. Prior to joining us, Ms. Eudaley served as Chief Financial Officer for Cloudmark Inc., a private messaging security software company, since June, 2010, where she managed all finance, accounting and human resources matters. From 2004 to February, 2010, she was Chief Financial Officer and Senior Vice President of Finance and Operations for GoldenGate Software Inc., a transaction data management company, which was acquired by Oracle Corporation in 2009. Ms. Eudaley also served as Vice President, Financial Planning & Analysis for Riverdeep, Inc., a publisher of educational products, from 2003 to 2004. She also served as Chief Financial Officer for Indivos Inc., a developer of biometric based authentication for the payments processing market, from 2000 to 2002, Alibris Inc., a provider of hard to find books to business partners and consumers, from 1999 to 2000, and Placeware Inc., a provider of internet conferencing services, from 1998 to 1999. Ms. Eudaley holds a B.A. from U.C. Berkeley and an M.B.A. from California State University, Hayward.

     Philip Sakakihara, age 69, joined our Company in January, 2011 as our Senior Vice President of Engineering and Chief Technology Officer. He relinquished the title of Chief Technology Officer in November 2012 but remains our Senior Vice President of Engineering. Prior to joining us, he was co-founder, CEO and Chief Technology Officer of OnVideon, a provider of 92 SaaS-cloud computing solutions, from January, 2008 to December, 2010 and also founder and President of Global Mountain Software, Inc., a full service software development and program management consulting business, from 2006 to December, 2008. Mr. Sakakihara’s prior experience includes Vice President of Engineering and Worldwide Operations at CaseCentral from 2004 to 2006, a provider of SaaS e-Discovery Solutions for the Legal Industry, Senior Vice President & CTO of Enterprise Products at Fidelity National Financial, Inc., a financial services company, from 2003 to 2004 and held senior management positions in a number of private companies. He began his career at Hewlett Packard Company, where he became General Manager and Chief Technology Officer of Enterprise Software from 1972 to 1994. Mr. Sakakihara also served as a full time visiting professor at the University of California, Davis in networks, database, and object based systems from 1999 to 2000. Mr. Sakakihara holds both a B.S. and an M.S. in Applied Mathematics from and San Jose State University and Santa Clara University respectively.

     Nello Franco, age 46, joined us in February, 2011 as our Senior Vice President of Customer Success. Most recently, Mr. Franco was Vice President of Field Operations for SCOPIX Solutions, a provider of technology solutions for retail store management, from October, 2009 to January, 2011 and was previously with W-5 Networks, Inc., a developer of wireless systems, from July 2005 to July, 2009, where he served as Vice President of Marketing and Field Operations. From 2001 to 2005, Mr. Franco was Vice President, Services and Support for Tacit Software, Inc., a provider of expertise and knowledge software. Earlier in his career, Mr. Franco led Systems Integration projects for Global 1000 clients with KPMG. Mr. Franco holds a B.A. in Political Science and International Relations from UCLA.

DIRECTORS

Nominees for Election—Class II Directors (term to expire at the 2013 Annual Meeting)

     Roy Camblin, age 66 has been a member of our Board since February, 2012 and was appointed our Chairman on November 1, 2012. Since 2002, Mr. Camblin has been an independent strategic consultant. During this period of time, Mr. Camblin served as Chief Executive Officer and director of Cleanfish, Inc., an environmentally responsible seafood broker from April, 2009 to March, 2010 and as Senior Vice President of Engineering at Zebra Technologies Corp., a software division doing marine terminal and supply chain automation from June, 2006 to November, 2008. Prior to becoming an independent consultant, Mr. Camblin has served as Senior Vice President and Chief Information Officer at Epiphany, Inc., a software company from 2001 to 2002, CEO and board member of Netgateway, Inc., an Internet service provider, from 1999 to 2000, EVP and Chief Information Officer at CB Richard Ellis, a real estate services firm, from 1998 to 1999, Vice President of Global Operations and Technology at Citigroup, Inc. from 1996 to 1998 and Senior Vice President and Chief Information Officer at Oracle Corporation from 1993 to 1995. We believe that Mr. Camblin should serve as a member of our Board because of his broad executive management background and extensive senior level technology experience.

     Christopher Harrington, age 43 has been a member of our Board since February, 2012. Mr. Harrington has been Vice President, Americas Enterprise Sales for Adobe Systems, Inc. since October, 2009 when he joined Adobe through Adobe’s acquisition of Omniture, Inc., where Mr. Harrington served as President of Worldwide Sales and Client Services since 2002. At Omniture, Mr. Harrington oversaw all customer-facing operations within the organization, including business development, direct sales, channel sales, client services and professional services. Prior to joining Omniture, Mr. Harrington held sales leadership positions at Domain Systems, Inc., a system integrator and reseller, from 2001 to 2002 and RichFX, Inc., a provider of rich media marketing solutions, from 1999 to 2001. We believe that Mr. Harrington should serve as a member of our Board because of his experience as a senior sales executive at enterprise-focused, subscription-based digital marketing companies.

Continuing Class III Directors (term to expire at the 2014 Annual Meeting)

     Wolfgang Maasberg. See Mr. Maasberg’s biographical information in “Executive Officers” above. We believe that Mr. Massberg should serve on our Board of Directors because he serves as the Company’s Chief Executive Officer and President. He brings a wealth of experience to the Company from his prior positions as a senior executive at public technology companies and specifically companies in the subscription-based digital marketing business.

     William T. Comfort, III, age 46, has served as a member of our Board since May 2002 and as Chairman of the Board from November 2002 until November 1, 2012. He was a private equity investment professional with CVC Capital Partners, a leading private equity firm based in London, England, from February 1995 until December 2000. From February 2001 to February 2003 he served as a consultant to Citicorp Venture Capital (“CVC”). He is now principal of Conversion Capital Partners Limited, an investment fund headquartered in London. Mr. Comfort also has served as a director of numerous public and private companies as a representative of CVC Capital Partners and CVC, from all of which he has resigned. Mr. Comfort is currently a director of Kofax, Inc. Mr. Comfort received his J.D. and L.L.M. in tax law from New York University School of Law. We believe Mr. Comfort should serve as a member of our Board of Directors based on the important perspective he brings to our Board of Directors and management team from his extensive experience as a investor in a numerous businesses, both public and privately held, providing guidance and counsel to a wide variety of companies, and service on the boards of directors of numerous private and publicly-held companies.

Continuing Class I Directors (term to expire at the 2015 Annual Meeting)

     Andrew Richard Blair, age 79 has been a member of our Board since November, 2002. He is a founder of Freimark Blair & Company, Inc., a broker-dealer research boutique. Mr. Blair has served as President, Chief Executive Officer, Chief Financial Officer, and as a director of Freimark Blair since January, 1983. Mr. Blair holds a

B.S. in Science and Business Administration from Wake Forest University. We believe that Mr. Blair possesses specific attributes that qualify him to serve as a member of our Board and to serve as chair of our Audit Committee, including his financial and accounting expertise and his substantial knowledge of financial markets.

     Nicolas De Santis Cuadra, age 46, has been a member of our Board since January, 2003. Mr. De Santis Cuadra has served since January, 2003 as the Chief Executive Officer of London-based Twelve Stars Communications (now called Gold Mercury International), a globalization and strategy think tank and consultancy located in London, U.K., founded in 1961. From December, 2000 until January, 2003, Mr. De Santis Cuadra served as the marketing director of OPODO Ltd., the online travel portal owned by British Airways, Lufthansa, Air France and several other European-based airlines. From January, 1998 until December, 2000, Mr. De Santis Cuadra served as Chief Marketing Officer of Beenz.com, the internet currency website, sold to Carlson Marketing, the U.S.-based global marketing services company. We believe that Mr. De Santis should serve as a member of our Board because of his substantial strategic planning and marketing experience and his executive experience at several internet related businesses.

Term of Office

     Our Certificate of Incorporation provides that the Board of Directors shall be divided into three classes, designated Class I, Class II and Class III. Directors serve for staggered terms of three years each. Messrs. Blair and De Santis Cuadra currently serve as Class I directors, whose terms expire at the 2015 Annual Meeting. Messrs. Camblin and Harrington currently serve as Class II directors whose terms expire at the 2013 Annual Meeting. Messrs. Maasberg and Comfort currently serve as Class III directors whose terms expire at the 2014 Annual Meeting.

DIRECTOR INDEPENDENCE

     We have adopted the listing rules of the NASDAQ Stock Market, which establish standards for determining the independence of directors. Under these standards, an independent director means a person other than an executive officer or one of our employees or any other individual having a relationship which, in the opinion of the Board of Directors, would interfere with the exercise of independent judgment in carrying out the responsibilities of a director. In addition, the following persons shall not be considered independent:

  A director who is, or at any time during the past three years was, employed by us;

  a director who accepted or who has a family member who accepted any compensation from us in excess of $100,000 during any period of twelve consecutive months within the three years preceding the determination of independence, other than the following:
  compensation for service on the Board of Directors or any committee thereof;

  compensation paid to a family member who is one of our employees (other than an executive officer); or

  under a tax-qualified retirement plan, or non-discretionary compensation;
  a director who is a family member of an individual who is, or at any time during the past three years was, employed by us as an executive officer;

  a director who is, or has a family member who is, a partner in, or a controlling shareholder or an executive officer of, any organization to which we made, or from which we received, payments for property or services in the current or any of the past three fiscal years that exceed 5% of the recipient's consolidated gross revenues for that year, or $200,000, whichever is more, other than the following:
  payments arising solely from investments in our securities; or

  payments under non-discretionary charitable contribution matching programs;
  a director who is, or has a family member who is, employed as an executive officer of another entity where at any time during the past three years any of our executive officers served on the compensation committee of such other entity; or

  a director who is, or has a family member who is, a current partner of our outside auditor, or was a partner or employee of our outside auditor who worked on our audit at any time during any of the past three years.

     For purposes of The NASDAQ Stock Market’s independence standards, the term “family member” means a person's spouse, parents, children and siblings, whether by blood, marriage or adoption, or anyone residing in such person's home.

     The Board of Directors has assessed the independence of each non-employee director under The NASDAQ Stock Market’s independence standards set forth above, and believes that all five non-employee directors (Messrs. Blair, Camblin, Comfort, De Santis and Harrington) are independent.

MEETINGS AND COMMITTEES OF DIRECTORS

     The Board of Directors had eleven meetings during fiscal 2012 (all of which were telephonic). The Board of Directors has two standing committees: the Audit Committee (which met five times, all telephonically) and the Compensation Committee (which met once, telephonically). Each of the committees is appointed by the Board of Directors. During the fiscal year ended June 30, 2012, no director attended fewer than 75% of the aggregate number of meetings of the Board of Directors and the number of committee meetings of which each director is a part.

     We do not have a formal policy concerning annual stockholder meeting attendance by directors. Two director attended last year’s annual meeting.

Audit Committee

     The Audit Committee’s purpose is to assist the Board of Directors with its oversight of the following areas:

  our accounting and financial reporting process;

  the quality and integrity of the financial statements and other financial information that we provide to any governmental body or the public;

  our compliance with legal and regulatory requirements;

  the independent auditors’ qualifications and independence; and

  the performance of our internal audit function and independent auditors.

     The role and other responsibilities of the Audit Committee are set forth in the Audit Committee Charter. The Audit Committee Charter is available on our website. It is available at www.lyris.com under “Company,” then “Investor Relations,” under “Corporate Governance.”

     The members of the Audit Committee are Messrs. Blair, De Santis Cuadra and Camblin, with Mr. Blair serving as chairman. Mr. De Santis Cuadra has resigned from the Audit Committee (but not from the Board of Directors), effective February 1, 2013, and following the effective date of the resignation the Board of Directors will appoint a director to fill the vacancy on the Audit Committee. The Board of Directors has affirmatively determined that all members of the Audit Committee meet the independence requirements of the listing standards of The NASDAQ Stock Market and the applicable rules and regulations of the SEC. Those standards require that, in addition to meeting the independence standards set forth under “Director Independence,” each member of the Audit Committee must not be an affiliate of ours and must not receive from us, directly or indirectly, any consulting, advisory or other compensatory fees except for fees for services as a director. The Board of Directors also has determined that Mr. Blair satisfies the requirements for an “audit committee financial expert” and has designated Mr. Blair as our audit committee financial expert.

Compensation Committee

     The purpose of the Compensation Committee is to discharge the responsibilities of the Board of Directors relating to compensation of our executive officers. Our Compensation Committee will, among other things:

  review, approve and determine, or make recommendations to our Board regarding, the compensation of our executive officers;

  administer our stock and equity incentive plans;

  review and approve and make recommendations to our Board regarding incentive compensation and equity plans; and

  establish and review general policies relating to compensation and benefits of our employees.

     The role and other responsibilities of the Compensation Committee are set forth in the Audit Committee Charter. The Compensation Committee Charter is available on our website. It is available at www.lyris.com under “Company,” then “Investor Relations,” under “Corporate Governance.”

     The Compensation Committee may receive recommendations from our Chief Executive Officer or other officers regarding executive compensation and benefits, and may secure the services of our accounting and human resources department in fulfilling its responsibilities. To date, the Compensation Committee has not retained independent advisors in the fulfillment of its responsibilities.

     The Compensation Committee is composed of Messrs. Comfort, Camblin and Harrington, with Mr. Harrington serving as Chairman. The Board of Directors has determined that Messrs. Camblin and Harrington satisfy the independence requirements of the listing standards of The NASDAQ Stock Market. Additionally, Messrs. Camblin and Harrington qualify as a “non-employee directors” under applicable SEC rules, and Messrs. Camblin and Harrington also qualify as a “outside directors” under Section 162(m) of the Code.

Nominating Procedures

     We do not currently have a nominating committee of the Board of Directors, and all director nominations are considered by the Board as a whole. The Board of Directors has determined that the Board as a whole is effective at furthering the goal of identifying nominees for service on the Board of Directors who will bring a variety of perspectives and skills from their professional and business experience. Depending upon the current needs of the Board and the Company, certain factors may be weighed more or less heavily. The Board may also consider candidates with appropriate non-business backgrounds as potential nominees. In considering potential nominees, the Board of Directors considers the entirety of each candidate’s credentials and does not have any specific minimum qualifications that must be met by a nominee. However, the Board believes that all directors should have the highest character and integrity, a reputation for working constructively with others, sufficient time to devote to matters presented to the Board, and no conflict of interest that would interfere with performance as a director.

     The Board of Directors identifies nominees by first evaluating, on an informal basis, the current members of the Board willing to continue in service. Current members of the Board with skills and experience that are relevant to our business who are willing to continue in service are considered for re-nomination, balancing the value of continuity of service by existing members of the Board with that of obtaining a new perspective or skill set. If any member of the Board does not wish to continue in service or if the Board decides not to re-nominate a member for re-election, the Board will then determine if there is a need to replace that director or reduce the number of directors serving on the

Board, in accordance with our Bylaws and Certificate of Incorporation. If the Board determines a need to replace a non-continuing director, it identifies the desired skills and experience in light of the criteria set forth above. Current members of the Board are polled for suggestions as to individuals meeting those criteria, and research may also be performed to identify qualified individuals. To date, the has not formally engaged third parties to assist in identifying or evaluating potential nominees, although the Board reserves the right to do so in the future.

     Our Bylaws contain provisions addressing the process by which a stockholder may nominate an individual to stand for election to the Board of Directors at our Annual Meeting. Historically, we have not had a formal policy concerning stockholder recommendations for nominees. Given our size, the Board does not feel that such a formal policy is warranted at this time. The absence of such a policy does not mean preclude a reasonable stockholder recommendation from being considered, taking into account our particular needs and the policies and procedures set forth above. Procedures for submitting such stockholder recommendations are set forth under “Stockholder Communications with the Board” below. The Board will reconsider this matter at such time as it believes that our circumstances, including our operations and prospects, warrant the adoption of such a policy.

Stockholder Communications with the Board

     We do not have a formal process by which stockholders may communicate directly with directors. However, in recent years, an informal process has developed in which communications sent to the Board of Directors or in care of an officer or another representative is forwarded to the Chief Executive Officer, who is also a director. We believe this process has adequately served the needs of the Board and our stockholders. In light of SEC disclosure rules on this matter, the Board may consider the development and adoption of more formal procedures. Until such procedures are adopted and disclosed to our stockholders, stockholders may direct communications intended for the Board to the Secretary of the Company, at 6401 Hollis St., Suite 125, Emeryville, California 94608. The envelope containing such communication must contain a clear notation indicating that the enclosed letter is a “Stockholder-Board Communication” or “Stockholder-Director Communication” or similar statement that clearly and unmistakably indicates the communication is intended for the Board. All such communications must clearly indicate the author as a stockholder and state whether the intended recipients are all members of the Board or just certain specified directors. The Secretary of the Company will make copies of all such communications and circulate them to the appropriate director or directors.

COMPENSATION OF DIRECTORS

     Each non-employee member of the board is entitled to an annual cash retainer of $25,000 and meeting fees of $1,000 per in-person meeting attended, $1,000 for each in-person committee meeting attended that is not scheduled in conjunction with a Board meeting, and a fee of $500 for all other committee meetings attended. Directors are also reimbursed for their out-of pocket expenses associated with the Board and committee meetings. Our executive officers do not receive additional compensation for serving on the Board. Mr. Comfort and Mr. Urry, who resigned from our Board effective August 31, 2011, waived all retainers and fees for their services.

     Effective February 2, 2012 (“Appointment Date”), Roy Camblin and Christopher Harrington were appointed as directors to fill vacancies on the Board. In lieu of an annual cash retainer, Mr. Camblin and Mr. Harrington received stock options. Both Mr. Camblin and Mr. Harrington received stock option grants under our 2005 Equity-Based Compensation Plan. Upon their appointment to the Board, both directors received ten-year options to purchase of 9,333 shares of our common stock at an exercise price of $1.95 per share, which the Board determined to be equal to the fair market value of our common stock on the Appointment Date. Each option vests over four years, with twenty five percent (25%) of the total number of shares subject to each option vesting on the first anniversary of the Appointment Date and the remainder vesting in equal installments quarterly thereafter. Additionally, Mr. Camblin and Mr. Harrington each received ten-year options to purchase 1,000 shares of our common stock at an exercise price of $1.95 per share. These options were fully vested on the Appointment Date and are exercisable immediately. So long as Mr. Camblin and Mr. Harrington remain in continuous service as directors, we will grant to each of Mr. Camblin and Mr. Harrington options to purchase 1,000 shares of our common stock at an exercise price equal to the then fair market value of our Common Stock on the date of grant on the first, second and third anniversaries of their Appointment Dates thereafter. Shares of common stock subject to these option grants will also be fully vested on date of grant and be exercisable immediately. If either Mr. Camblin or Mr. Harrington ceases to be one of our directors, their respective options would terminate 90 days thereafter.

     Concurrent with his appointment as our non-executive Chairman of the Board on November 1, 2012 (“Chairman Appointment Date”), Mr. Camblin received an option grant to purchase 125,000 shares of our common stock at an exercise price of $2.17 per share, which the Board determined to be equal to the fair market value of our common stock on the Chairman Appointment Date. Each option vests over four years, with twenty five percent (25%) of the total number of shares subject to each option vesting on the first anniversary of the Chairman Appointment Date and the remainder vesting in equal installments quarterly thereafter. The option expires in ten years however if Mr. Camblin ceases to be one of our directors, this option would terminate 90 days thereafter.

     Director Compensation Table

     The table below summarizes the compensation paid to non-employee members of the Board of Directors for the fiscal year ended June 30, 2012.

	Fees Earned or	Stock
	Paid in Cash	Compensation	Total
Name	($)	($)	($)
Andrew Richard Blair	27,500 (1)	—	27,500

Roy Camblin	500 (2)	26,398	26,898

William T. Comfort III (3)	—	—	—

Nicolas De Santis Cuadra	27,000 (1)		27,000

Christopher Harrington		26,398	26,398

James A. Urry (3)(4)	—	—	—
____________________

(1)	Fees consist of a $25,000 annual retainer and additional payments of $500 for each telephonic Audit Committee meeting attended.

(2)	Fee consists of one telephonic Audit Committee attended.

(3)	Messrs. Comfort and Urry waived all retainers and fees in FY 2011.

(4)	Mr. Urry resigned from our Board effective August 31, 2011.

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

     Our Compensation Committee prior to May 15, 2012 consisted of William T. Comfort, III, who served as our Chairman of the Board, and Mr. James A. Urry, until he resigned from our Board effective August 31, 2011. See “Certain Relationships and Related Transactions” below for a description of related transactions involving us and Mr. Comfort and an entity controlled by Mr. Comfort. On May 15, 2012, Mr. Comfort resigned from Compensation Committee and Messers. Camblin and Harrington were appointed as the members of the Compensation Committee.

     No executive officer of the Company serves as a member of the compensation committee or board of directors of another company of which an executive officer serves on the Compensation Committee, nor does any executive officer of the Company serve as a member of the compensation committee of another company of which an executive officer serves as a director of the Company.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS.

Subscription Agreement

     On November 21, 2011, Lyris entered into subscription agreements with 65 BR Trust, a trust for which Mr. Comfort is the investment advisor and has voting and dispositive power over the shares held by 65 BR Trust. Pursuant to the subscription agreements, 65 BR Trust purchased 19,047,619 shares of our common stock at a purchase price of $0.105 per share, or $2,000,000 in the aggregate.

Guaranty to Loan Agreement and Related Agreements

     In connection with our credit agreement with the Bank, Mr. Comfort entered into a Limited Guaranty, dated as of August 31, 2011 (“Limited Guaranty”) and amended as of April 18, 2012, to guarantee our repayment of indebtedness under the credit agreement. Mr. Comfort’s liability under the Limited Guaranty is limited to $2,500,000 with respect to advances made under the non-formula credit line. Mr. Comfort also entered into a Pledge and Security Agreement with the Bank (“Pledge Agreement”), a Reimbursement and Security Agreement with the borrowers (“Reimbursement and Security Agreement”), and a Subordination Agreement with the Bank and Lyris (“Subordination Agreement”). Under the Pledge Agreement, Mr. Comfort granted the Bank a security interest in cash collateral maintained at the Bank, as security for the performance of Mr. Comfort’s obligations under the Limited Guaranty. We also agreed to reimburse Mr. Comfort for all amounts paid to the Bank and all costs, fees and expenses incurred by Mr. Comfort under the Limited Guaranty and Pledge Agreement. As security for our reimbursement obligations, we granted Mr. Comfort a security interest in the same property which secures our obligations under the Loan and Security Agreement. Under the Subordination Agreement, our indebtedness and obligations to Mr. Comfort are subordinated to our indebtedness and obligations to the Bank.

Issuance of Preferred Stock

     On October 17, 2012, Lyris sold 2,000,000 of our 4,000,000 authorized shares of our Series A Preferred Stock to Lyr, Ltd., a Bermuda corporation in consideration for $5.0 million in cash. William T. Comfort, III, a director and former Chairman of our board is the Chairman of Lyr, Ltd. The sale was made pursuant to a Series A Stock Preferred Stock Purchase Agreement by and between us and Lyr, Ltd. dated as of October 17, 2012. No underwriter was involved in the sale of the Series A Preferred Stock. $2,500,000 of the proceeds were used to fully repay the Non-Formula Line provided by Bank that William T. Comfort, III had guaranteed. The remaining amount will be used for general corporate purposes.

     Each share of the Series A Preferred Stock is entitled to certain preferences as described in the Certificate of Designation for the Series A Preferred Stock filed with the Secretary of State of the State of Delaware on October 17, 2012. In the event of our Liquidation, the holders of the Series A Preferred Stock will be entitled to receive, out of the funds and assets available for distribution to stockholders, before any payment or distribution of assets to the holders of our common stock, a liquidation preference equal to the greater of (i) $2.50 per share of the Series A

Preferred Stock, plus declared but unpaid dividends or (ii) such amount per share as would have been payable had all shares of Series A Preferred Stock been converted into our common stock A “Liquidation” includes (i) our involuntary liquidation, dissolution or winding up, (ii) our merger or consolidation, or (iii) a sale, lease transfer or other disposition of all or substantially all of our assets.

     Each share of the Series A Preferred Stock is entitled to vote on all matters and is entitled to the number of votes equal to the number of shares of the our common stock into which each share of Series A Preferred Stock is convertible. Except as required by law or as otherwise provided below, the holders of shares of Series A Preferred Stock and our common stock will vote together as a single class and not as separate classes.

     We may not, without first obtaining the approval of the holders of at least a majority of the Series A Preferred Stock then outstanding: (i) alter or change the rights, powers or preferences of the Series A Preferred Stock set forth in the certificate of incorporation or bylaws, as then in effect, in a way that adversely affects the Series A Preferred Stock, (ii) increase or decrease the number of authorized shares of Series A Preferred Stock, (iii) authorize or create (by reclassification or otherwise) any new class or series of capital stock having rights, powers or preferences that are senior to or on a parity with any series of Series A Preferred Stock or authorize or create (by reclassification or otherwise) any security convertible into or exercisable for any such new class or series of capital stock, or (iv) liquidate, dissolve or wind-up our business and affairs, a Liquidation, or consent, agree or commit to any of the foregoing.

     The Series A Preferred Stock may be converted at any time, at the option of the holder, into shares of our common stock at a conversion price of $2.50 per share (“Conversion Price”). The Conversion Price will be adjusted for customary structural changes such as stock splits and dividends. The Series A Preferred Stock will convert automatically upon the vote or written consent of the holders of at least a majority of the then outstanding shares of Series A Preferred Stock.

     Upon receiving a written redemption request, any time after the third anniversary of the Issuance Date, from the holders of at least a majority of the then outstanding shares of Series A Preferred Stock, we shall redeem all of the then outstanding shares of Series A Preferred Stock (“Redemption Right”). This Redemption Right shall not apply if Liquidation has occurred or if there was a sale by our stockholders representing at least a majority, by voting power, of our securities to one or more acquirers. The redemption price per share shall be $2.50 plus all declared but unpaid dividends thereon.

Issuance of Common Stock

     On October 17, 2012, in accordance with the terms of a Conversion Agreement by and between us and Mr. Comfort, dated October 17, 2012, we issued 96,459 shares of common stock to Mr. Comfort at a conversion price of $2.05 per share. The issuance was made in satisfaction of $197,741 in interest that we owed to Mr. Comfort as of October 16, 2012 under the Reimbursement and Security Agreement dated as of August 31, 2011 by and between us and Mr. Comfort for Mr. Comfort’s guarantee of the Non-Formula Line.

Employment Agreements

     We have entered into employment agreements with our named executive officers. See below “COMPENSATION DISCUSSION AND ANALYSIS-Employment Agreements/Arrangements.”

Separation Agreements

     Our employment agreements with our named executive officers provide for certain severance payments described below in “COMPENSATION DISCUSSION AND ANALYSIS-Potential payments upon termination or change in control.”

Indemnification Agreements

     We have entered into indemnification agreements with all of our directors. Under these agreements, we are obligated to indemnify the directors to the fullest extent permitted under the Delaware General Corporation Law for expenses, including attorneys’ fees, judgments, fines and settlement amounts incurred by them in any action or proceeding arising out of their services as a director. We believe that these indemnification agreements are helpful in attracting and retaining qualified directors.

Policies and Procedures

     Under SEC rules, we must disclose “related-person transactions” between Lyris or its subsidiaries and related persons. A related person is a director, officer, nominee for director, or 5% stockholder of the Company since the beginning of the last fiscal year, and the immediate family members of these persons. A transaction, or series of transactions, may constitute a “related-person transaction” if the amount involved exceeds $120,000, and a related person has a direct or indirect material interest. To date we have not adopted a formal written policy with respect to such related-party transactions. However, an informal, unwritten policy has been in place whereby all such related-party transactions are reported to, and approved by, the full Board (other than any interested director). Factors considered by the Board when deliberating such transactions include:

  whether the terms of such transaction are fair to us;

  whether the transaction are consistent with, and contribute to, our growth strategy; and

  what impact, if any, such transaction will have on the transfer restrictions currently in place with respect to our Common Stock.

All the related-person transactions listed above were approved by the full Board (other than those directors with interests in the transactions).

COMPENSATION DISCUSSION AND ANALYSIS

Compensation philosophy and objectives

     Our compensation programs and policies focus mainly on retaining and attracting employees necessary to operate the acquired subsidiaries and grow our business. To date, we have not undertaken a formal study to determine whether compensation paid to our executives is competitive with that of our competitors. Instead, the Compensation Committee has focused on one-on-one negotiations with each of our executives at the time of hire for the purpose of recruiting the executive in order to assemble an executive team that will develop and implement our long-term strategic goals.

Annual bonus plan

     On August 1, 2008, the Compensation Committee approved an annual incentive bonus plan, under which key employees, including our named executive officers, are eligible to receive quarterly cash bonus payments. The objectives of the bonus plan are to align participants’ incentives with Lyris’ business goals and to reward and retain high performing key employees.

     Under the bonus plan, participants are eligible to receive bonuses based on individual performance and our Company’s performance. Individual performance objectives may be established by the Compensation Committee. Company performance (the “Performance Bonus”) is based on the following criteria: net new monthly hosted revenue additions (“net new MRR”); total revenues; and Adjusted EBITDA. The Compensation Committee may select additional criteria for the Performance Bonus. For each bonus plan year, the Compensation Committee will establish the percentage to use for each of the criteria that comprise the Performance Bonus, such that participants are aware of the relative importance of each criterion in determining any Performance Bonuses. To the extent we exceed performance targets participants are eligible for additional bonus awards.

     For the first and second quarters of fiscal 2012, the Compensation Committee established Company performance criteria under the bonus plan and no individual performance measures. Our performance criteria were weighted as follows: 50% based on committed annual value of new contracts (ACV) and 50% on the contract value of cancelled contracts (churn).

	% Weighting	3rd Quarter	4th Quarter
New contract ACV	50	3,773,800	4,493,694
Churn	50	2,700,000	2,520,000

     Ms. Eudaley’s participation in the annual bonus plan did not begin until the third fiscal quarter. Target bonus amounts for the first and second quarter for Mr. Maasberg, Mr. Sakakihara and Mr. Franco were $50,000, $26,000 and $22,500 respectively in the first two quarters of fiscal 2012. For the first two quarters of fiscal 2012, Mr. Maasberg received 100% of his bonus potential and Mr. Sakakihara and Mr. Franco each received 98% of their bonus potentials. Mr. Taylor died suddenly in the first quarter and in lieu of a bonus his family was given a $10,000 payment and his salary was continued through December 31, 2011.

     For the third and fourth quarter of fiscal 2012, the Compensation Committee again established Company performance criteria under the bonus plan and no individual performance measures for Mr. Maasberg, Ms Eudaley, Mr. Sakakihara and 50% of Mr. Franco’s bonus potential. The other 50% of Mr. Franco’s bonus was based on achievement of professional services revenue. The Company performance criteria were 50% based on achievement of positive adjusted EBITDA, defined as 98 earnings before interest, taxes, depreciation, amortization, stock-based compensation and certain other financial measures. The remaining 50% was based on achievement of the Lyris ONE key milestones. For the third fiscal quarter, those milestones were the completion of overflow features, which are back end application services and components and user experience features, which are the framework of the user interface. Target bonus amounts for the third quarter for Mr. Maasberg, Ms. Eudaley, Mr. Sakakihara and Mr. Franco were $25,000, $25,000, $13,000 and 14,688, respectively. Mr. Massberg, Ms. Eudaley, and Mr. Sakakihara earned 100% of their target bonuses for the quarter and Mr. Franco earned 97%. For the fourth fiscal quarter the Lyris ONE milestones are the full exposure of the user interface features and the initiation of the phased Beta program. Target bonus amounts for the fourth quarter for Mr. Maasberg, Ms. Eudaley, Mr. Sakakihara and Mr. Franco were $25,000, $25,000, $13,000 and 15,000, respectively. Mr. Maasberg, Ms. Eudaley, and Mr. Sakakihara earned 100% of their target bonuses for the fourth quarter and Mr. Franco earned 87%.

Equity compensation

     We grant stock options to executives when they are hired as a part of their overall compensation package. The number of options and corresponding vesting schedules are based on what our Compensation Committee believes is needed to be competitive in the marketplace. However, we do not conduct any formal peer group benchmarking studies. Additional option awards may be granted based on the recommendation of the chief executive officer and approved by the Compensation Committee in recognition of outstanding performance or upon an executive assuming additional responsibility.

Role of executive officers in compensation decisions

     The Compensation Committee makes all executive officer compensation decisions. The Compensation Committee actively considers, and has the ultimate authority of approving, recommendations made by the Chief Executive Officer regarding all equity-based awards to employees. Our Chief Executive Officer determines, in consultation with the Compensation Committee, the non-equity compensation of our employees who are not executive officers.

Employment Agreements and Change-In-Control Provisions

     Employment Agreements/Arrangements

     We have entered into employment agreements with our named executive officers. The employment agreements have the following general terms.

     Wolfgang Maasberg. We entered into an employment agreement with Wolfgang Maasberg, effective as of August 18, 2010, and as amended on April 27, 2012, in connection with his appointment to serve as our President and Chief Executive Officer. The term of the agreement is for three years and automatically extends for one year at the end the initial term of the agreement and at the end of each annual extension term unless 90 days prior written notice is given prior to the end of the term. The initial base salary under the agreement is $350,000 and Mr. Maasberg is eligible to receive an annual cash bonus of up to $100,000, $30,000 of which was guaranteed for fiscal 2011. We agreed to pay Mr. Maasberg a sign-on bonus of $10,000 per month and a cost of living offset payment of $3,000 per month for each month he remains an employee through March, 2013. In addition, Mr. Maasberg received an award of options to purchase 100,000 shares of our common stock at an exercise price of $4.95 per share that vest over four years, with 25% of the total number of shares subject to the option vesting on August 18, 2011, with the remainder vesting in equal installments of 8.3% of the total number of shares subject to the option on each three-month anniversary thereafter. We awarded Mr. Maasberg 300,000 RSUs that vest over four years, with 25% vesting on August 18, 2011, and the remainder vesting in equal installments of 8.3% of the total number of shares subject to the RSU on each three-month anniversary thereafter. Upon a change in control, 100% of the unvested options and 50% of the unvested RSUs shall vest or become settled, as applicable. In the event of a change in control, 50% of the unvested RSUs vest in equal monthly installments over the first twelve months from the change in control if Mr. Maasberg remains employed by the acquiring entity. Additionally, we agreed to pay Mr. Maasberg relocation payments not to exceed $94,500. Mr. Maasberg is eligible to participate in any of our employee benefit plans to the extent applicable generally to our other employees. The employment agreement also provides for certain payments to Mr. Maasberg described in greater detail below in the section titled “Potential Payments upon Termination or Change in Control.”

     Deborah Eudaley. We entered into an employment agreement with Deborah Eudaley, effective as of November 4, 2011, and as amended as of April 19, 2012, to serve as our Chief Financial Officer, pursuant to which Ms. Eudaley receives an annual salary of $260,000 and will be eligible for a target annual bonus of $100,000 in 2012. Ms. Eudaley also received a sign-on bonus of $8,333 per month for the remainder of calendar year 2011. We also granted to Ms Eudaley an option to purchase 96,666 shares of our common stock at an exercise price of $1.58 per share. 25% of the shares underlying the option vest on November 4, 2012, which is the first anniversary of her date of hire with the remainder vesting in equal installments of 8.3% of the total number of shares subject to the option on each three month anniversary of her date of hire thereafter. Ms. Eudaley is also eligible to participate in our benefit plans to the extent applicable generally to our other employees. The employment agreement also provides for certain severance payments to Ms. Eudaley described in greater detail below in the section titled “Potential Payments upon Termination or Change of Control.”

     Philip Sakakihara. Effective January 24, 2011, we entered into an employment agreement with Philip Sakakihara, to serve as our Senior Vice President of Engineering and Chief Technology Officer. He relinquished the title of Chief Technology Officer in November 2012 but remains our Senior Vice President of Engineering. The initial base salary under the agreement is $260,000 and he is also eligible for an annual bonus, paid quarterly, of $52,000. In addition, Mr. Sakakihara received an option to purchase 83,333 shares of our common stock at an exercise price of $4.95 per share. The award was made pursuant to our 2005 Stock Plan and will vest over four years, with 25% of the total number of shares vesting on the twelve month anniversary of his start date with Lyris, and the remainder vesting quarterly thereafter. In addition, if Mr. Sakakihara is terminated by us without cause after 45 days of employment, he will receive six months’ severance pay. In the event we undergo a change of control and Mr. Sakakihara is terminated without cause within two years thereafter, he will be entitled to a severance payment equal to one year of his base salary, as in effect on the date of termination of his employment, 12 months of company-paid COBRA health insurance and immediate vesting of any unvested options granted pursuant to the agreement. The employment agreement also provides for certain severance payments to Mr. Sakakihara described in greater detail below in the section titled “Potential Payments upon Termination or Change of Control.”

     Nello Franco. Effective February 7, 2011, we entered into an employment agreement with Nello Franco to serve as our Senior Vice President of Customer Success. The initial base salary under the agreement is $225,000 and he is also eligible for an annual bonus, paid quarterly, of $45,000. Mr. Franco’s base salary was increased in February, 2012 to $240,000 and his annual bonus, paid quarterly, was increased to $60,000. In addition, Mr. Franco also received an option to purchase 33,333 shares of Company common stock at an exercise price of $4.95 per share. The award was made pursuant to our 2005 Stock Plan and will vest over four years, with 25% of the total number of shares vesting on the 12 month anniversary of his start date with Lyris, and the remainder vesting quarterly thereafter. The severance payments to Mr. Franco are described in greater detail below in the section titled “Potential Payments upon Termination or Change in Control.”

     Keith Taylor. Effective January 31, 2011, we entered into an agreement with Keith Taylor to serve as our Chief Financial Officer. The annual base salary under the agreement was $275,000 and he was eligible for an incentive bonus of up to 25% of his base salary. Mr. Taylor also received a signing bonus of $60,000 payable monthly at a rate of $5,000 per month for his first 12 months of employment subject 100 to repayment of 100% of the bonus if he was terminated for cause or voluntarily terminated with in the first 12 months of his employment. Mr. Taylor was also eligible for a relocation allowance of up to $25,000 during his second year of employment subject to repayment of 100% of this allowance if he was terminated for cause or voluntarily terminated within twelve months of the payment date of this allowance. Unless and until Mr. Taylor would relocate, he would be paid a commute expense allowance of $500 per month. Mr. Taylor received an award of options to purchase 83,333 shares of our common stock at an exercise price of $4.95 per share. 25% of the shares underlying the option vest on January 31, 2012, which is the first anniversary of his date of hire, with the remainder vesting in equal installments of 8.3% of the total number of shares subject to the option on each three month anniversary of his date of hire thereafter. The employment agreement also provided for certain severance payments to Mr. Taylor. Mr. Taylor passed away unexpectedly on September 19, 2011. The severance payments to Mr. Taylor are described in greater detail below in the section titled “Potential Payments upon Termination or Change in Control.”

     Potential Payments upon Termination or Change in Control

     Wolfgang Maasberg. Pursuant to his employment agreement, in the event Mr. Maasberg’s employment is terminated for Cause or he is separated from service to Lyris for any reason other than his resignation for Good Reason, Mr. Maasberg will be entitled to the following:

  any unearned but unpaid base salary;

  Other unpaid vested amounts or benefits under the compensation, incentive and benefit plans in which he participates; and

  Any unreimbursed business expenses.

     Mr. Maasberg’s agreement also provides for additional payments in the event of a change of control of Lyris. In the event of his separation from employment by Lyris without Cause or for Good Reason within six months prior to a change in control and provided that Mr. Maasberg delivers a general release of claims in favor of us, Mr. Maasberg would receive the following benefits in addition to the items mentioned above:

  Lump sum payment equal to twelve months of his then-current base salary;

  Lump sum payment equal to his target bonus, prorated based on the number of days out of the applicable year he was employed by us prior to his separation from service.;

  Lump sum payment of his guaranteed bonus of $30,000 for fiscal 2011 to the extent not already paid;

  Reimbursement for any monthly COBRA premium payments made by him for himself and his dependents in the twelve months following his separation from service; provided however, that such COBRA reimbursements will terminate when he becomes eligible for substantially equivalent health insurance coverage in connection with new employment or self-employment; and

  Immediate vesting of 50% of all then-unvested options subject to his option agreement and the RSUs provided, however, that this will cease to apply after August 18, 2012.

     In the event of Mr. Maasberg’s termination of employment by us without Cause or for Good Reason within six months prior to and twelve months following a change of control, and subject to Mr. Maasberg’s delivery of a general release, Mr. Maasberg will receive all the termination payments set forth above (other than the 50% vesting acceleration) and 100% of his then unvested shares subject 101 to his option agreement and the RSUs shall immediately accelerate and become exercisable or be settled, as applicable.

     Upon a change in control, 100% of Mr. Maasberg’s then unvested shares subject to his option agreement and 50% of the then unvested shares subject to the RSUs shall immediately accelerate and become exercisable or be settled, as applicable. “Cause” is defined in Mr. Maasberg’s employment agreement to mean (i) his continued failure to perform (other than by reason of death or illness or other physical or mental incapacity) his duties and responsibilities as assigned by the Board, which is not remedied within 30 days’ written notice from Lyris, (ii) a material breach by Mr. Maasberg of the employment agreement or the Proprietary Information and Inventions Agreement (“PIIA”), which is not cured within ten days’ written notice from us (if such breach is susceptible to cure), (iii) Mr. Maasberg’s gross negligence or willful misconduct, which is injurious to us or our reputation, (iv) Mr. Maasberg’s material violation of a material Company policy including its Code of Business Conduct, which is not cured within ten days’ written notice from us (if such violation is susceptible to cure), (v) fraud, embezzlement or other material dishonesty with respect to Lyris, (vi) conviction of a crime constituting a felony or conviction of any other crime involving fraud, dishonesty or moral turpitude or (vii) failing or refusing to cooperate, as reasonably requested in writing by Lyris, in any internal or external investigation of any matter in which we have a material interest (financial or otherwise) in the outcome of the investigation. “Change in Control” is defined in Mr. Maasberg’s employment agreement to mean (i) a sale, conveyance, exchange or transfer in which any non-current stockholder becomes the beneficial owner of more than fifty (50%) percent of the total voting power of all the then outstanding voting securities; (ii) a merger, consolidation or reorganization of Lyris in which Lyris’ voting securities immediately prior to such transaction do not represent or are not converted into a majority of the voting power of the surviving entity; (iii) a sale of substantially all of our assets or our liquidation or dissolution; (iv) a change in the composition of the Board occurring within a one-year period, as a result of which fewer than a majority of the directors are incumbent directors (as defined in the agreement); or (v) any other transactions or series of related transactions occur which have substantially the same effect as the transactions specified in any of the preceding subsections (i)-(iv). “Good Reason” is defined in Mr. Maasberg’s employment agreement to mean any material breach of the Agreement by Lyris or the occurrence of any one or more of the following without Mr. Maasberg’s prior express written consent: (i) a material diminution in his authority, duties or responsibilities (provided such reduction is not more than 20% and does not continue for more than 12 months); (ii) a diminution in his base salary other than a reduction which is part of an across-the board reduction in the salaries of all of our senior executives; or (iii) we move Mr. Maasberg’s place of employment more than 50 miles from our Emeryville headquarters.

     Deborah Eudaley. Pursuant to her employment agreement, as amended, in the event Ms. Eudaley’s employment is terminated without cause or she resigns for good reason (as defined in the agreement), we will pay to Ms. Eudaley an amount equal to six months of her current annual base salary at the time of termination, 50% of her target bonus, payment of her COBRA health insurance premiums for a period of twelve months following termination plus any other amounts accrued but not yet paid. This provision would entitle Ms. Eudaley to $180,000. If we are acquired or undergo a change of control and Ms. Eudaley is terminated without Cause within three months prior to or two years following the change of control she will be entitled to severance payments of twelve months of her then base salary, 100% of her target bonus and payment of her COBRA health insurance premiums for a period of twelve months following termination. Ms. Eudaley’s agreement also provides that if we are acquired or undergo a change of control and her employment is terminated without Cause, any unvested options shall immediately vest.

     Philip Sakakihara. Pursuant to his employment agreement, in the event Mr. Sakakihara’s employment is terminated without cause after 45 days of employment, we will pay to Mr. Sakakihara an amount equal to six months of his then current annual base salary at the time of termination plus any other amounts accrued but not yet paid. This provision would have entitled Mr. Sakakihara to $130,000. If we are acquired or undergo a change of control and Mr. Sakakihara is terminated without cause or resigns for good reason (as defined in the agreement) within two years following the change of control he will be entitled to severance payments of twelve months of his then base salary and payment of his COBRA health insurance premiums for a period of twelve months following termination. Mr. Sakakihara’s agreement also provides that if we are acquired or undergo a change of control and his employment is terminated without cause or he resigns for good reason, any unvested options shall immediately vest.

     Nello Franco. Pursuant to his employment agreement, in the event Mr. Franco’s employment is terminated without cause after 90 days of employment, we will pay to Mr. Franco an amount equal to six months of his then current annual base salary at the time of termination plus any other amounts accrued but not yet paid. This provision would have entitled Mr. Franco to $120,000. If Lyris is acquired or undergoes a change of control and Mr. Franco is terminated without Cause within two years following the change of control he will be entitled to severance payments of twelve months of his then base salary and payment of his COBRA health insurance premiums for a period of twelve months following termination. Mr. Franco’s agreement also provides that if we are acquired or undergoes a change of control and his employment is terminated without Cause, any unvested options shall immediately vest.

     “Cause” is defined in Ms. Eudaley’s, Mr. Sakakihara’s and Mr. Franco’s employment agreements to mean (a) the failure of the employee to perform his obligations and duties to the satisfaction of us, which failure is not remedied within fifteen days after receipt of written notice, (b) commission by the employee of an act of fraud upon, or willful misconduct towards, us or any of our affiliates, (c) a material breach by the employee of certain sections of our PIIA, (d) the failure of the employee to carry out, or comply with, in any material respect, any directive of our Board consistent with the terms of the PIIA, which in the case of each situation above is not remedied within 15 days after receipt of written notice from us or our Board, or (e) the conviction of the employee of (or a plea of nolo contendere to) any felony or any crime involving moral turpitude.

     “Change in Control” is defined in Ms. Eudaley’s, Mr. Sakakihara’s and Mr. Franco’s employment agreements to mean (i) a sale, conveyance, exchange or transfer in which any non-current stockholder becomes the beneficial owner of more than (50%) of the total voting power of all the then outstanding voting securities; (ii) a merger, consolidation or reorganization of Lyris; (iii) a sale of substantially all of the assets of Lyris or a liquidation or dissolution of Lyris; or (v) any other transactions or series of related transactions occur which have substantially the same effect as the transactions specified in any of the preceding subsections (i)-(iii).

     Keith Taylor. Pursuant to his employment agreement, in the event Mr. Taylor’s employment is terminated without cause, we will pay to Mr. Taylor an amount equal to six months of his current annual base salary at the time of termination. This provision would have entitled Mr. Taylor to $137,500, plus any other amounts accrued but not yet paid. If we are acquired or undergo a change of control and Mr. Taylor is terminated without Cause within two years following the change of control he will be entitled to one year of his then base salary as severance. Mr. Taylor’s agreement also provides that if we are acquired or undergoes a change of control and his employment is terminated without Cause, any unvested options shall immediately vest.

     Under the terms of the agreement: “Cause” means (a) the failure of Mr. Taylor to perform his obligations and duties to the satisfaction of us, which failure is not remedied within 15 days after receipt of written notice, (b) commission by Mr. Taylor of an act of fraud upon, or willful misconduct toward, us or any of our affiliates, (c) a material breach by Mr. Taylor of certain sections of our Proprietary Information and Inventions Agreement (“PIIA”), (d) the failure of Mr. Taylor to carry out, or comply with, in any material respect, any directive of the Board consistent with the terms of the PIIA, which in the case of each situation above is not remedied within 15 days after receipt of written notice from us or our Board, or (e) the conviction of Mr. Taylor of (or a plea of nolo contendere to)any felony or any crime involving moral turpitude.

     Mr. Taylor passed away unexpectedly on September 19, 2011. In addition to his accrued salary and vacation, we continued paying Mr. Taylor’s salary through calendar year end and provided a bonus of $10,000. Payments in addition to Mr. Taylor’s accrued salary and vacation totaled $82,951.

PENSION BENEFITS, NONQUALIFIED DEFERRED COMPENSATION AND OTHER BENEFITS

     We do not sponsor or maintain either a defined benefit plan or a nonqualified deferred compensation plan for the benefit of our employees.

     All executive officers are eligible to participate in the group health and 401(k) plans under the same terms and conditions as all other employees. Effective January 1, 2012, our 401(k) plan provides for employer matching funds of up to 50% of the first 4% of an employee’s salary for all qualifying employees including executive officers. The amounts paid by the Company are disclosed below in the Summary Compensation Table and the related footnotes. We do not provide any other retirement benefits or tax-qualified deferred compensation plans or programs for our executive officers.

Tax and Accounting Implications

Deductibility of Executive Compensation

     As part of its role, the Compensation Committee reviews and considers the deductibility of executive compensation under Section 162(m) of the Code, which provides that we may not deduct compensation of more than $1 million that is paid to certain individuals, subject to certain exceptions. We believe that compensation paid is generally fully deductible for federal income tax purposes. However, the Compensation Committee may approve compensation that will not meet these requirements in order to ensure competitive levels of total compensation for our executive officers.

Accounting for Stock-Based Compensation

     We recognize total stock-based expense including employee stock awards and purchases under our 2005 Plan in accordance with the provisions of ASC Topic 718.

Monitoring the Effectiveness of our Compensation Practices

     Despite the informal and relatively subjective nature of the compensation practices set forth above, we nonetheless believe that, at least to date, they have been relatively successful in attracting and retaining the employees necessary to operate, manage and grow our businesses. Indeed, no officer has left the Company during the past year as a result of inadequate compensation.

     COMPENSATION COMMITTEE REPORT

     The Compensation Committee has reviewed and discussed with management the disclosures set forth above under the heading “Compensation Discussion and Analysis” and, based on such review and discussions, the Compensation Committee recommended to the Board that such disclosure be included in our Proxy Statement and in the Annual Report on Form 10-K for the fiscal year ended June 30, 2012.

     William T. Comfort, III

     Roy Camblin

     Christopher Harrington

EXECUTIVE COMPENSATION

SUMMARY COMPENSATION TABLE

     The following table summarizes information relating to the compensation earned for services rendered in all capacities during fiscal 2011 and fiscal 2012, for each person who served as our principal executive officer or principal financial officer in fiscal 2012, plus certain executive officers (collectively our "named executive officers").

						Non-Equity
						Incentive
				Stock	Option	Plan	All Other
Name	Year	Salary	Bonus	Awards	Grants(1)	Compensation(2)	Compensation	Total
Wolfgang Maasberg(3)	2012	$350,000	$120,000	$	$251,239	$100,000	$36,000	$857,239
President and Chief Executive	2011	$303,782	$130,000	$1,485,000	$186,652	$70,000	$38,500	$2,213,934
Officer
Deborah Eudaley(4)	2012	170,500	16,667	—	169,316	50,000	3,001	409,484
Chief Financial Officer	2011	—	—	—	—	—	—	—
Philip Sakakihara(5)	2012	260,000	—	—	102,589	51,480	—	414,069
SVP of Engineering	2011	81,130	—	—	—	15,673	—	96,803
Nello Franco(6)	2012	231,250	—	—	79,480	49,421	6,933	367,084
SVP of Customer Success	2011	67,500	—	—	—	12,363	2,500	82,363
Keith Taylor(7)	2012	59,584	15,000	—	—	—	101,230	175,814
Former Chief Financial Officer	2011	115,641	25,000	—	191,347	19,701	9,772	361,461
_______________

(1) Reflects the grant date fair value of the awards made in fiscal 2011 and 2012 in accordance with the ASC 718. The assumptions used in the valuation of these awards are set forth in Note 13 “Stockholders’ Equity” of the Notes to Consolidated Financial Statements and do not purport to reflect the value that will be recognized by the named executive officers upon the sale of the underlying securities. The vesting provisions of these options are also described in the footnotes to the 2012 Outstanding Equity Awards at Fiscal Year-End table below.

(2) These compensation awards were awarded by the Compensation Committee as Performance Bonus awards under our Annual Bonus Plan.

(3) Mr. Maasberg commenced employment with us in August, 2010. For fiscal year 2012, pursuant to the terms of his employment agreement, $120,000 of his bonus was a signing bonus and he was also reimbursed $36,000 to offset the cost of living increase associated with his relocation.

(4) Ms. Eudaley commenced employment with us in November, 2011. Pursuant to the terms of her employment agreement, $16,667 of her bonus in fiscal year 2012 was guaranteed. All other compensation of $3,001 represents the Company’s matching funds to Ms. Eudaley’s 401 (k) contributions.

(5) Mr. Sakakihara commenced employment with us in January, 2011.

(6) Mr. Franco commenced employment with us in February, 2011. All other compensation reflects a commuting allowance pursuant to the terms of his employment agreement of $3,500 and $3,433 for the Company’s matching funds to his 401(k) contributions.

(7) Mr. Taylor passed away unexpectedly on September 18, 2011. Pursuant to the terms of his employment agreement, he was paid $15,000 of his sign-on bonus in fiscal 2012. All other compensation consists of salary continuation through December 31, 2011 of $77,917, accrued vacation payout of $11,813, a COBRA pre-payment of $10,000, and a $1,500 commuting allowance.

OUTSTANDING EQUITY AWARDS AT FISCAL YEAR END

     The following table reflects outstanding equity awards held by our named executive officers as of June 30, 2012.

								Market Value
						Number of		of
	Number of	Number of				Shares or		Shares or
	Securities	Securities				Units		Units
	Underlying	Underlying				of Stock		of Stock
	Unexercised	Unexercised		Option	Option	That		That Have
	Options	Options		Exercise	Expiration	Have Not		Not
Name	Exercisable	Unexercisable		Price	Date	Vested		Vested
Wolfgang Maasberg	—	100,000	(1)(2)	$1.58	1/27/2022	168,750	(5)	$464,062	(6)
President and Chief		126,258	(3)
Executive Officer		46,666	(4)
Deborah Eudaley		96,666	(7)	1.58	11/4/2021
Chief Financial Officer		43,373	(8)	1.58	11/23/2021
Philip Sakakihara		83,333	(9)(2)	1.58	1/27/2022
SVP of Engineering		56,706	(10)	1.58	11/23/2021
Nello Franco		33,333	(11)(2)	1.58	1/27/2022
SVP of Customer Success		6,666	(12)(2)	1.58	1/27/2022
		44,511	(13)	1.58	11/23/2021
Keith Taylor	—	—				—		—
Former Chief Financial Officer(14)
____________________

(1) The Compensation Committee granted these options to Mr. Maasberg on August 18, 2010 at an exercise price of $4.95 per share. The awards will vest over four years, with 25% of the total number of shares vesting on August 18, 2011, and the remainder vesting in equal installments of 8.3% of the total number of shares subject to the option on each three-month anniversary thereafter.

(2) Subject to an exchange offer effective April 23, 2012, these options were exchanged for the same number of new options with an exercise price of $1.58 per share. The new options will vest over four years, with 25% of the total number of shares vesting on November 18, 2012, and the remainder vesting in equal installments of 8.3% of the total number of shares subject to the option on each three-month anniversary thereafter.

(3) The Compensation Committee granted 126,258 options to Mr. Maasberg on November 23, 2011 at an exercise price of $1.58 per share. The options will vest over four years, with 25% of the total number of shares vesting on November 23, 2012, and the remainder vesting in equal installments of 8.3% of the total number of shares subject to the option on each three-month anniversary thereafter.

(4) The Compensation Committee granted 46,666 shares on February 2, 2012 at an exercise price of $1.58 per share. The awards will vest over four years, with 25% of the total number of shares vesting on February 2, 2013, respectively, and the remainder vesting in equal installments of 8.3% of the total number of shares subject to the option on each respective three-month anniversary thereafter.

(5) Mr. Maasberg was awarded 300,000 RSUs as part of his employment agreement. The RSUs will vest over four years, with 25% of the total number of shares subject to the RSU vesting on August 18, 2011, and the remainder vesting in equal installments of 8.3% of the total number of shares subject to the RSU on each three-month anniversary thereafter.

(6) Value is calculated by multiplying the number of restricted stock units that have not vested by the closing market price of our common stock of $2.75 per share as of the close of trading on June 30, 2012.

(7) The Compensation Committee granted 96,666 options to Ms. Eudaley on November 4, 2011 at an exercise price of $1.58 per share. The award will vest over four years, with 25% of the total number of shares vesting on November 4, 2012, and the remainder vesting in equal installments of 8.3% of the total number of shares subject to the option on each respective three-month anniversary thereafter.

(8) The Compensation Committee granted 46,666 options to Ms. Eudaley on February 2, 2012 at an exercise price of $1.58 per share. The awards will vest over four years, with 25% of the total number of shares vesting on February 2, 2013 and the remainder vesting in equal installments of 8.3% of the total number of shares subject to the option on each respective three-month anniversary thereafter.

(9) The Compensation Committee granted these options to Mr. Sakakihara on January 24, 2011 at an exercise price of $4.95 per share. The awards will vest over four years, with 25% of the total number of shares vesting on January 24, 2012, and the remainder vesting in equal installments of 8.3% of the total number of shares subject to the option on each three-month anniversary thereafter.

(10) The Compensation Committee granted these options to Mr. Sakakihara on November 23, 2011. The awards will vest over four years, with 25% of the total number of shares vesting on November 23, 2012, and the remainder vesting in equal installments of 8.3% of the total number of shares subject to the option on each three-month anniversary thereafter.

(11) The Compensation Committee granted these options to Mr. Franco on February 7, 2011 at an exercise price of $4.95 per share. The awards will vest over four years, with 25% of the total number of shares vesting on February 7, 2012, and the remainder vesting in equal installments of 8.3% of the total number of shares subject to the option on each three-month anniversary thereafter.

(12) The Compensation Committee granted these options to Mr. Franco on August 1, 2011 at an exercise price of $4.95 per share. The awards will vest over four years, with 25% of the total number of shares vesting on August 1, 2012, and the remainder vesting in equal installments of 8.3% of the total number of shares subject to the option on each three-month anniversary thereafter.

(13) The Compensation Committee granted these options to Mr. Franco on November 23, 2011. The awards will vest over four years, with 25% of the total number of shares vesting on November 23, 2012, and the remainder vesting in equal installments of 8.3% of the total number of shares subject to the option on each three-month anniversary thereafter.

(14) Mr. Taylor passed away unexpectedly on September 19, 2011 and his options were forfeited on such date.

Option Exercises and Stock Vested Table

     None of our named executive officers exercised any stock options during fiscal year 2012.

Equity Compensation Plan Information

Number of securities
	Number of securities to be		remaining available for future
	issued upon exercise of	Weighted-average exercise of	issuance under compensation
	outstanding options, warrants	outstanding options, warrants	plans (excluding securities
	and rights	and rights	related in (a))
Plan Category	(a)	(b)	(c)
Equity compensation
plans approved by
security holders	1,393,282	$1.93	830,966
Equity compensation
plans not approved by
security holders		—	—

Total	1,393,282	$1.93	830,966

     We established the 2005 Plan on May 6, 2005. The 2005 Plan provides for grants of stock options and stock-based awards to our employees, directors and consultants. Stock options issued in connection with the 2005 Plan are granted with an exercise price per share equal to the fair market value of a share of our Common Stock at the date of grant. All stock options have ten-year maximum terms and vest, either quarterly or annually and all within four years of grant date. The total number of shares of common stock issuable under the Equity Based Compensation Plan is 2,575,000. At June 30, 2012, there were 830,966 shares available for grant under the 2005 Plan.

AUDIT COMMITTEE REPORT

     The Audit Committee’s purpose is to assist the Board of Directors in its oversight of internal controls, financial statements and the audit process. The Audit Committee operates pursuant to a charter adopted by the Board of Directors.

     Management is responsible for the preparation, presentation and integrity of the financial statements and maintaining internal controls and procedures designed to assure compliance with accounting standards and applicable laws and regulations. The independent registered public accounting firm for the fiscal year ended June 30, 2012, Burr Pilger Mayer, Inc., were responsible for performing an independent audit of the consolidated financial statements in accordance with the standards of the Public Company Accounting Oversight Board (United States) (“PCAOB”).

     In performing its oversight role, the Audit Committee reviewed, considered and discussed the audited financial statements for fiscal year 2012 with management and the independent registered public accounting firm. The Audit Committee also discussed with the independent registered public accounting firm the matters required to be discussed by PCAOB Standard AU 380, Communication with Audit Committees, as currently in effect. The committee received the written disclosures and the letter from the independent registered public accounting firm required by “Communication with Audit Committees Concerning Independence” stating the independent registered public accounting firm was independent within in the meaning of PCAOB Rule 3520, as currently in effect. The Audit Committee also considered whether the performance of other non-audit services by the independent registered public accounting firm is compatible with maintaining the auditor’s independence and has discussed with the auditors the auditors’ independence.

     Based on the reports and discussions described in this report, and subject to the limitations on the roles and responsibilities of the committee referred to below and in the charter, the Audit Committee recommended to the Board of Directors that the audited financial statements be included in the Annual Report on Form 10-K for the fiscal year ended June 30, 2012 which was filed with the SEC on September 14, 2012.

     The members of the Audit Committee are not professionally engaged in the practice of auditing or accounting and are not experts in auditor independence standards. Members of the Audit Committee rely without independent verification on the information provided to them and on the representations made by management and the independent auditors. Accordingly, the Audit Committee’s oversight does not provide an independent basis to determine that management has maintained appropriate accounting and financial reporting principles or appropriate internal controls and procedures designed to assure compliance with accounting standards and applicable laws and regulations. Furthermore, the Audit Committee’s considerations and discussions referred to above do not assure that the audit of the financial statements has been carried out in accordance with generally accepted auditing standards, that the financial statements are presented in accordance with generally accepted accounting principles, or that Burr Pilger Mayer, Inc. is in fact independent. The following individuals were the members of the Audit Committee during the fiscal year ended June 30, 2012:

     Andrew Richard Blair, Chairman

     Roy Camblin

     Nicolas De Santis Cuadra

     AUDIT FEES

     The following table sets forth the fees billed for professional audit services rendered to Lyris, Inc. by an independent registered public accounting firm, Burr Pilger Mayer, Inc., during fiscal year 2012 and 2011:

	Fiscal Year Ended June 30,
	2012	2011
	(In Thousands)
Audit fees (1)	$166	$166

Audit related fees (2)	124	11

Tax fees	-	-

Total	$290	$177

(1) Represents fees for professional services rendered in connection with the audit of our annual financial statements and review of our quarterly financial statements.

(2) Represents fees for professional services rendered in connection with the audit of our 401(k) benefit plan annual financial statements and on work done related to a registration statement that was subsequently withdrawn.

     The Audit Committee of the Board of Directors has adopted a policy to pre-approve all audit, audit-related, tax and other services proposed to be provided by our independent auditor prior to engaging the auditor for that purpose. Consideration and approval of such services generally will occur at the Audit Committee’s regularly scheduled quarterly meetings. In situations where it is impractical to wait until the regularly scheduled quarterly meeting, the Audit Committee may delegate authority to approve the audit, audit-related, tax and other services to a member of the committee up to a certain pre-determined level as approved by the Audit Committee. During fiscal 2011, our audit-related fees were not pre-approved by the Audit Committee. During fiscal 2012, our audit-related fees were pre-approved by the Audit Committee.

SECURITY OWNERSHIP OF PRINCIPAL STOCKHOLDERS AND MANAGEMENT
AND RELATED STOCKHOLDER MATTERS

     The following table sets forth information with respect to the beneficial ownership of the Common Stock as of November 30, 2012 by:

  each stockholder known by us to beneficially own more than five percent of the Common Stock;
  each of our directors;
  each of our named executive officers; and
  all directors and executive officers as a group.

We have determined beneficial ownership in accordance with the rules of the SEC, and thus it represents sole or shared voting or investment power with respect to our securities. Unless otherwise indicated below, to our knowledge, the persons and entities named in the table have sole voting and sole investment power with respect to all shares that they beneficially owned, subject to community property laws where applicable. We have deemed shares of our common stock subject to options that are currently exercisable or exercisable within 60 days of November 30, 2012 to be outstanding and to be beneficially owned by the person holding the option for the purpose of computing the percentage ownership of that person but have not treated them as outstanding for the purpose of computing the percentage ownership of any other person.

     On November 30, 2012, there were 9,542,942 shares of Common Stock outstanding, not including 2,000,000 shares issuable upon conversion of Series A Preferred shares into the Company’s common shares.

     We have determined beneficial ownership in accordance with the rules of the SEC. Unless otherwise indicated, the persons included in this table have sole voting and investment power with respect to all the shares of Common Stock beneficially owned by them, subject to applicable community property laws.

	Amount and Nature
	of Beneficial	Percentage of
Name of Beneficial Owner (a)	Ownership	Outstanding Shares
William T. Comfort, III (b)	7,498,849	65.0%

LDN Stuyvie Partnership (c)	2,830,208	24.5%

Lyr, Ltd. (d)	2,000,000	17.3%

65 BR Trust (e)	1,497,436	13.0%

James A. Urry (f)	670,707	5.8%

Wolfgang Maasberg (g)	205,472	1.8%

Deborah Eudaley (h)	100,413	*

Andrew Richard Blair (i)	66,817	*

Philip Sakakihara (j)	41,674	*

Nello Franco (k)	22,792	*

Nicolas De Santis Cuadra	8,064	*

Keith Taylor	1,666	*

Roy Camblin(l)	1,000	*

Christopher Harrington(l)	1,000	*

All current directors and executive officers as a	7,946,082,	68.0%
group (10 persons)(m)

____________________

*	Represents beneficial ownership of less than 1%.

(a)	Inclusion of information concerning shares held by or for their spouses or children or by entities in which a person has an interest does not constitute an admission of beneficial ownership by such person. Unless otherwise indicated, the address of each director and officer is 6401 Hollis St., Suite 125, Emeryville, CA 94608.

(b)	Includes shares held by LDN Stuyvie Partnership, of which Mr. Comfort is sole general partner, shares held by 65 BR Trust of which Mr. Comfort is the investment advisor and shares held by Lyr, Ltd. of which Mr. Comfort is Chairman. Mr. Comfort disclaims beneficial ownership of all shares held by 65 BR Trust and Lyr, Ltd.

(c)	LDN Stuyvie Partnership is a limited partnership, the sole general partner of which is William T. Comfort III, our Chairman of the Board. The address of LDN Stuyvie Partnership is 127-131 Sloane St., 4th Floor, Liscartan House, SWIX 9AS, London, UK.

(d)	Represents shares issuable upon conversion of Series A preferred shares held by Lyr, Ltd. a Bermuda corporation of which Mr. Comfort is Chairman with voting and dispositive power over the shares held by Lyr, Ltd. Mr Comfort disclaims beneficial ownership of all shares held by Lyr, Ltd.

(e)	65 BR Trust is a New York trust of which Mr. Comfort is an investment advisor with voting and dispositive power over the shares held by the trust. The address of 65 BR Trust is PO Box 242, Locust Valley, NY 11560. Mr. Comfort disclaims beneficial ownership of all 1,497,436 shares held by the trust.

(f)	Mr. Urrry resigned from our Board of Directors effective August 31, 2011. The shares reported do not include the 2,830,208 shares beneficially owned by LDN Stuyvie Partnership, of which Mr. Urry’s spouse is a partner. Mr. Urry’s spouse has no dispositive or voting authority with respect to the shares beneficially owned by LDN Stuyvie Partnership, and Mr. Urry disclaims beneficial ownership of such shares.

(g)	Includes 56,564 shares subject to stock options held by Mr. Maasberg on November 30, 2012 and exercisable within 60 days thereafter. 26,666 shares are pledged as collateral against a personal business loan held by David Liebowitz-the Chapter 7 Trustee for the Estate of IFC Credit Corp.

(h)	Includes 35,009 shares subject to stock options held by Ms. Eudaley on November 30, 2012 and exercisable within 60 days thereafter. Also includes 43,467 shares held by Ms. Eudaley’s spouse. Ms. Eudaley disclaims beneficial ownership of all shares held by

(i)	Includes 55,000 shares owned by Mr. Blair and his wife, 4,000 owned by the Freimark, Blair & Co. pension fund and 7,813 owned by the Blair Family Trust. Mr. Blair disclaims beneficial ownership of 1,840 of the shares owned by the Freimark, Blair & Co. pension fund and the entire 7,813 shares are owned by the Blair Family Trust.

(j)	Includes 35,009 shares subject to stock options held by Mr. Sakakihara on November 30, 2012 and exercisable within 60 days thereafter.

(k)	Includes 21,126 shares subject to stock options held by Mr. Franco on November 30, 2012 and exercisable within 60 days thereafter.

(l)	Consists of an option to purchase 1,000 shares of stock

(m)	Includes 149,708 shares issuable upon exercise of stock options.

SECTION 16(a) BENEFICIAL OWNERSHIP
REPORTING COMPLIANCE

     Section 16(a) of the Exchange Act requires our directors, executive officers and holders of more than 10% of our shares of common stock to file with the SEC initial reports of ownership and reports of changes in such ownership. SEC rules require such persons to furnish us with copies of all Section 16(a) reports that they file. Based on a review of these reports and on written representations from the reporting persons that no other reports were required, we believe that the applicable Section 16(a) reporting requirements were complied with for all of the transactions which occurred in the fiscal year ended June 30, 2012 with the following exceptions. In August 2011 a Form 4 for Nello Franco for an award of options was not filed on a timely basis. In February 2012 a Form 4 for Roy Camblin for an award of options was not filed on a timely basis. In February 2012 a Form 4 for Christopher Harrington for an award of options was not filed on a timely basis.

ADDITIONAL INFORMATION

Stockholder Proposals for Next Annual Meeting

     Subject to Rule 14a-8 of the Exchange Act, any stockholders who desire to submit a proposal (a “Rule 14a-8 Proposal”) for inclusion in next year’s proxy statement must submit a Rule 14a-8 Proposal to us at our principal executive offices no later than September 10, 2013. Only those Rule 14a-8 Proposals that are timely received by us and are proper for stockholder action (and otherwise proper) will be included in our proxy materials.

     Stockholders desiring to propose action at the annual meeting of stockholders must comply with Article III of our Bylaws. Under Article III, a stockholder must submit to us, not fewer than 60 days nor more than 90 days prior to the first anniversary of the preceding year’s annual meeting or, in the event that the date of the meeting is changed by more than 30 days from the anniversary of the preceding year’s annual meeting, no later than the close of business on the 10th business day following the earlier of the day on which notice of the date of the meeting was mailed or public disclosure was made, a written notice setting forth (a) a brief description of the business desired to be brought before the meeting and the business reasons for conducting such business at the meeting, (b) the name and address, as they appear on our books, of the stockholder proposing such business, and the name and address of the beneficial owner, if any, on whose behalf the proposal is made, (c) the number of shares of Common Stock which are owned beneficially and of record by such stockholder of record and by the beneficial owner, if any, on whose behalf the proposal is made, and (d) any material interest of such stockholder of record and the beneficial owner, if any, on whose behalf the proposal is made in such business. The person presiding at the annual meeting will determine whether business is properly brought before the meeting and will not permit the consideration of any business not properly brought before the meeting.

     Written requests for inclusion of any stockholder proposal should be addressed to Corporate Secretary, Lyris, Inc., 6401 Hollis St., Suite 125, Emeryville, CA 94608. The Company suggests that any such proposal be sent by certified mail, return receipt requested.

     The Board of Directors will consider any nominee recommended by stockholders for election at the annual meeting of the stockholders to be held following the fiscal year ending June 30, 2013, if that nomination is submitted in writing, in accordance with our Bylaws, to Corporate Secretary at the address in the preceding paragraph.

     It is important that Proxies be returned promptly. Whether or not you expect to attend the meeting in person, you are urged to complete, sign, date and return the Proxy in the enclosed postage paid, addressed envelope.

ANNUAL REPORT AND OTHER INFORMATION

     Our Annual Report to Stockholders for the fiscal year ended June 30, 2012, is being mailed to stockholders concurrently with this Proxy Statement and does not form part of the proxy solicitation material.

     A copy of our Annual Report on Form 10-K for the year ended June 30, 2012, as filed with the SEC, will be sent to any stockholder without charge upon written request addressed to Corporate Secretary, Lyris, Inc., 103 Foulk Road, Suite 205Q, Wilmington, Delaware 19803. The Annual Report on Form 10-K is also available at the SEC's website in its EDGAR database at www.sec.gov.

     Stockholders may request copies of our Code of Business Conduct and Ethics and the Audit Committee charter by writing to the Corporate Secretary at the address set forth in the previous paragraph.

     The Compensation Committee Report, the Audit Committee Report and references in this Proxy Statement to the independence of directors serving on the Audit Committee are not deemed to be “soliciting material” or “filed” with the SEC, are not subject to the liabilities of Section 18 of the Exchange Act, and shall not be deemed incorporated by reference into any of the filings previously made or made in the future by us under the Exchange Act or the Securities Act of 1933, as amended (except to the extent we specifically incorporate any such information into a document that is filed).

By Order of the Board of Directors,

/s/ Wolfgang Maasberg
Wolfgang Maasberg
Chief Executive Officer

LYRIS, INC.
6401 Hollis Street
Suite 125
Emeryville, CA 94608

VOTE BY INTERNET - www.proxyvote.com
Use the Internet to transmit your voting instructions and for electronic delivery of information up until 11:59 P.M. Eastern Time the day before the cut-off date or meeting date. Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form.

ELECTRONIC DELIVERY OF FUTURE PROXY MATERIALS
If you would like to reduce the costs incurred by our company in mailing proxy materials, you can consent to receiving all future proxy statements, proxy cards and annual reports electronically via e-mail or the Internet. To sign up for electronic delivery, please follow the instructions above to vote using the Internet and, when prompted, indicate that you agree to receive or access proxy materials electronically in future years.

VOTE BY PHONE - 1-800-690-6903
Use any touch-tone telephone to transmit your voting instructions up until 11:59 P.M. Eastern Time the day before the cut-off date or meeting date. Have your proxy card in hand when you call and then follow the instructions.

VOTE BY MAIL
Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717.

TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS:
KEEP THIS PORTION FOR YOUR RECORDS DETACH
AND RETURN THIS PORTION ONLY
THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED.

		For	Withhold	For All
		All	All	Except
The Board of Directors recommends you vote FOR the following:

1. Election of Directors Nominees		☐	☐	☐

01 Roy Camblin	02 Christopher Harrington

To withhold authority to vote for any individual nominee(s), mark “For All Except” and write the number(s) of the nominee(s) on the line below.

The Board of Directors recommends you vote FOR proposals 2 and 3.			For	Against	Abstain

2	For ratification of the appointment of Burr Pilger Mayer, Inc. as the independent auditors for the Company for the fiscal year ending June 30, 2013.		☐	☐	☐

3	Advisory Vote on executive compensation.		☐	☐	☐

The Board of Directors recommends you vote 1 YEAR on the following proposal:		1 year	2 years	3 years	Abstain

4	To recommend, by non-binding vote, the frequency of executive compensation votes.	☐	☐	☐	☐

NOTE: Such other business as may properly come before the meeting or any adjournment thereof.

Please sign exactly as your name(s) appear(s) hereon. When signing as attorney, executor, administrator, or other fiduciary, please give full title as such. Joint owners should each sign personally. All holders must sign. If a corporation or partnership, please sign in full corporate or partnership name, by authorized officer.

Signature [PLEASE SIGN WITHIN BOX]	Date	Signature (Joint Owners)	Date

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting: The Notice & Proxy Statement, Form 10-K is/are available at www.proxyvote.com.

LYRIS, INC.
Annual Meeting of Stockholders
February 7, 2013
This proxy is solicited by the Board of Directors

The stockholder(s) hereby appoints Wolfgang Maasberg as proxy, with the power to appoint his substitute, and hereby authorizes him to represent and to vote, as designated on the reverse side of this ballot, all of the shares of Common stock of LYRIS, INC. that the stockholder(s) is/are entitled to vote at the Annual Meeting of stockholder(s) to be held at 10:00 AM, PDT on 02/07/2013, at Lyris Technologies, Inc. 6401 Hollis St., Suite 125 Emeryville, CA, 94608, and any adjournment or postponement thereof.

This proxy, when properly executed, will be voted in the manner directed herein. If no such direction is made, this proxy will be voted in accordance with the Board of Directors' recommendations.

Continued and to be signed on reverse side